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                                                                    EXHIBIT 99.1

                                     [LOGO]

FOR IMMEDIATE RELEASE                                      CONTACT: PAUL KELLEY,
                                                                Pkelley@ilfo.com
                                                               WWW.ILFORNAIO.COM

                      IL FORNAIO RETAINS FINANCIAL ADVISOR
                      TO HELP REVIEW STRATEGIC ALTERNATIVES

CORTE MADERA, Calif.--March 16, 1999 - Il Fornaio (America) Corporation (Nasdaq:
ILFO) announced today that it has retained Evercore Partners Inc. as its financial advisor to assist the company in exploring and evaluating financial and strategic alternatives to enhance shareholder value.

Strategic alternatives may include corporate acquisitions, a management-led buy-out, merger opportunities, strategic alliances, recapitalization and other financial opportunities. However, there can be no assurance that any transaction will result from these efforts.

Laurence B. Mindel, chairman of Il Fornaio, commented, "In spite of another year of record revenues, record earnings and twelve consecutive quarters of same-store sales growth, Il Fornaio's stock price is lower than its initial public offering price eighteen months ago. Since our goal is to build shareholder value, we have decided to evaluate a number of alternative opportunities designed to help us accomplish that objective.

Il Fornaio (America) Corporation owns and operates 17 full-service Italian restaurants that serve creatively prepared, premium-quality Italian cuisine based on authentic regional Italian recipes. Each restaurant houses a retail market offering Il Fornaio's unique baked goods, prepared foods and a variety of Il Fornaio-brand products. The company also operates five wholesale bakeries that produce more than 30 varieties of fresh, hand-made breads, pastries and other baked goods for sale at the company's own locations and to high-quality grocery stores, coffee retailers, hotels and other fine restaurants.

This press release contains forward-looking statements that involve risks and uncertainties relating to future events, including statements relating to potential future transactions and the possible effect of efforts to enhance shareholder value. The company assumes no obligation to update the forward-looking information. Actual results or events may differ materially from results or events expressed or implied by the forward-looking statements as a result of a number of factors including, without limitation, the risks that an attractive transaction will not be identified, that a transaction will not be completed successfully completed, if at all, or that shareholder value will not be enhanced as a result of the company's efforts. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the company's 10-K for the fiscal year ended December 28, 1997.

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 Il Fornaio (America) Corp. 770 Tamalpais Drive, Suite 400 Corte Madera CA 94925
            (415) 945-0500o (415) 924-0906 (fax) o www.ilfornaio.com